Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of April 15, 2025, by and between American Vanguard Corporation, a Delaware corporation (the “Company”), and Eric G. Wintemute (“Mr. Wintemute”). The Company and Mr. Wintemute are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 14 of this Agreement.

1. Notice of Nomination Withdrawal. Concurrently with and effective upon the execution of this Agreement, Mr. Wintemute hereby irrevocably withdraws (i) his consent to being named as a nominee in the notice of stockholder nomination submitted by Antonio Arreola to the Company prior to the date hereof (the “Notice of Nomination”) and the nomination of Mr. Wintemute for election to the Board of Directors of the Company (the “Board”) at the 2025 Annual Stockholder Meeting (the “Irrevocable Withdrawal”), and (ii) any demand to inspect books and records of the Company or its Affiliates pursuant to Section 220 of the General Corporation Law of the State of Delaware (“DGCL”) submitted to the Company by Mr. Wintemute prior to the date hereof. Mr. Wintemute (i) represents to the Company that, prior to the date hereof, Mr. Wintemute has notified Mr. Arreola in writing of his Irrevocable Withdrawal and (ii) shall, within twenty-four (24) hours of execution of this Agreement, deliver to the Company a written notice executed by Mr. Arreola notifying the Company of Mr. Arreola’s irrevocable withdrawal of the Nomination Notice.

2. Voting Commitment.

(a) Until the conclusion of the 2025 Annual Stockholder Meeting, Mr. Wintemute shall appear in person or by proxy at any Stockholder Meeting and vote all shares of the Company’s common stock, par value $0.10 per share (“Common Stock”) beneficially owned by him and over which he has direct or indirect voting power in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors and (b) any other proposal submitted to stockholders; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of directors), Mr. Wintemute shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that Mr. Wintemute shall be permitted to vote in his sole discretion with respect to any Extraordinary Transaction.

(b) From the conclusion of the 2025 Annual Stockholder Meeting until the Termination Date, Mr. Wintemute shall appear in person or by proxy at any Stockholder Meeting and agrees not to vote any of the shares of Common Stock beneficially owned by him and over which he has direct or indirect voting power against the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors and (b) any other proposal submitted to stockholders; provided, however, that in the event ISS and Glass Lewis recommends otherwise with respect to any proposals (other than the election of directors), Mr. Wintemute shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that Mr. Wintemute shall be permitted to vote in his sole discretion with respect to any Extraordinary Transaction.

3. Standstill. From the date hereof and continuing until the Termination Date, so long as the Company has not materially breached any material provision of this Agreement and failed to cure such breach within ten (10) Business Days following the receipt of written notice from Mr. Wintemute specifying any such breach, Mr. Wintemute shall not, and shall cause his Affiliates, not to, directly or indirectly:

(a) acquire, offer or seek to acquire, or otherwise agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, or otherwise, beneficial ownership of Common Stock such that, giving effect to such purchase or acquisition, Mr. Wintemute’s beneficial ownership of Common Stock would exceed 9.9% of the outstanding Common Stock;

(b) sell, assign, or otherwise transfer or dispose of shares of Common Stock beneficially owned by Mr. Wintemute, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that has filed a Schedule 13D with respect to the Company;

(c) solicit proxies, consents or other authority to vote from stockholders of the Company (including any “withhold” or “vote no” campaign), conduct any other type of referendum (binding or non-binding) of stockholders of the Company, become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) in, or knowingly encourage, assist or advise any other person in, any “solicitation” of any proxy, consent or other authority to vote any Common Stock;

(d) seek to call, or request the call of, a special meeting of stockholders or take action by the written consent of the stockholders or submit or present at any Stockholder Meeting any proposal (binding or non-binding) for consideration for action by stockholders;

(e) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate for election to the Board or seek, alone or in concert with others, the removal of any member of the Board; provided, however, that nothing in this Agreement shall prevent Mr. Wintemute or his Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the Company’s 2027 Annual Stockholder Meeting (the “2027 Annual Meeting”), so long as such actions do not create a public disclosure obligation for Mr. Wintemute or the Company, are not publicly disclosed by Mr. Wintemute or his Representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential;

(f) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the DGCL or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(g) make any public proposal, announcement, statement or request regarding, or knowingly encourage or facilitate: (A) any proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any amendment to any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company (the “Bylaws”); or (C) any agreement with any Third Party related to the foregoing;

(h) publicly seek or request an amendment, waiver or release of any of the provisions of this Section 3 or this Agreement;

(i) form, join or in any other way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, deposit any voting securities of the Company in a voting trust, subject any voting securities of the Company to any voting agreement or other arrangement of similar effect;

(j) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement; or

(k) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or assist, encourage or request any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with this Section 3.

Provided, however, that (i) the restrictions in this Section 3 shall not prevent Mr. Wintemute from (a) making any factual statement as required by applicable legal process, subpoena or Legal Requirement (as defined below) from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Mr. Wintemute or his Representatives), (b) engaging in any private communication with the senior executive officers of the Company regarding the Company in a manner that would not be reasonably expected to trigger public disclosure obligations for any person, (c) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 4, or (d) taking any action necessary to comply with any Legal Requirement (so long as such Legal Requirement did not arise as a result of action by Mr. Wintemute or his Representatives) and (ii) the restrictions in this Section 3 shall not restrict Mr. Wintemute from tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any transaction that has been approved by the Board, subject to the other terms of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to limit the exercise in good faith by Mr. Wintemute of his fiduciary duties solely in his capacity as a director of the Company for so long as he serves as a director of the Company and in a manner consistent with his obligations under this Agreement or his rights and benefits to which he is entitled as a result of his service as a director of the Company, including with respect to insurance, indemnification, compensation and fees.

4. Mutual Non-Disparagement.

(a) From the date of this Agreement until the Termination Date, (i) so long as the Company has not materially breached any material provision of this Agreement and failed to cure such breach within ten (10) Business Days following the receipt of written notice from Mr. Wintemute specifying any such breach, neither Mr. Wintemute or any of his controlled Affiliates, nor any of Mr. Wintemute’s or his controlled Affiliates’ agents, subsidiaries, Affiliates, successors, assigns, officers or directors (including any persons holding substantially similar positions however titled) shall in any way, make, or cause to be made (including, without limitation, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing), any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, slanders, impugns, criticizes, calls into disrepute, or otherwise defames or slanders or is reasonably likely to damage the reputation of the Company or its Affiliates or the Company’s or its Affiliates’ respective current or former officers or directors, stockholders, agents, attorneys or representatives, or any of the Company’s businesses, products or services.

(b) So long as Mr. Wintemute has not materially breached any material provision of this Agreement and failed to cure such breach within ten (10) Business Days following the receipt of written notice from the Company specifying any such breach, neither the Company or any of its controlled Affiliates, nor any of the Company’s or its controlled Affiliates’ agents, subsidiaries, Affiliates, successors, assigns, officers, or directors (including any persons holding substantially similar positions however titled) shall in any way, make, or cause to be made (including, without limitation, by press release or similar public statement, including to the press or media (including social media), or in an SEC or other public filing), any public statement or announcement by or on behalf of the Company that constitutes an ad hominem attack on, or that otherwise disparages, slanders, impugns, criticizes, calls into disrepute, or otherwise defames or slanders or is reasonably likely to damage the reputation of Mr. Wintemute or his Affiliates or Mr. Wintemute’s or his Affiliates’ respective current or former officers or directors, stockholders, agents, attorneys or representatives, or any of the Company’s businesses, products or services.

(c) The foregoing shall not restrict the ability of (A) any party to this Agreement to comply with any subpoena or other legal process or Legal Requirement or respond to a request for information from any governmental authority with jurisdiction over such party from whom information is sought (so long as such Legal Requirement or request did not arise as a result of action by the other party or its Representatives), or (B) the Company to make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, so long as such ordinary course communications are consistent with this Section 4 or Section 6.

5. No Litigation. Each party agrees that, until the Termination Date, it shall not institute, solicit or join any litigation, arbitration or other proceeding against or involving the other party, any Affiliate of the other party or any of their respective current or former directors or officers (including derivative actions, if applicable), each in their capacity as such; provided, that for the avoidance of doubt, the foregoing shall not prevent any party or any of its Affiliates from (i) any litigation, arbitration or other proceeding by such party to enforce the provisions of this Agreement or (ii) making any counterclaims with respect to any litigation, arbitration or other proceeding initiated by, or on behalf of, the other party against such party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party. Notwithstanding anything to the contrary herein, this Section 5 shall not prohibit Mr. Wintemute or his Representatives from exercising any available statutory appraisal rights (if any) with respect to the Company.

6. SEC Filings. No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and the terms hereof (the “Form 8-K”) and otherwise shall be permitted to disclose the terms of this Agreement and file a copy of this Agreement with the SEC as the Company reasonably determines is required under the Exchange Act and the rules and regulations promulgated thereunder. The Company shall provide Mr. Wintemute with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any of Mr. Wintemute’s comments.

7. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

8. Representations and Warranties.

(a) Mr. Wintemute represents and warrants that he has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by him, constitutes his valid and binding obligation and agreement and is enforceable against him in accordance with its terms. Mr. Wintemute represents that the execution, delivery and performance of this Agreement by him does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to him or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or any of his Affiliates is a party or by which he or any of his Affiliates is bound. Mr. Wintemute represents and warrants that he has voting authority over the shares of Common Stock he beneficially owns and owns no derivatives, synthetic equity interests or short interests relating to the Common Stock or the Company.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect from the date hereof until the earlier of (x) the date that is thirty (30) calendar days prior to the opening of the nomination window for the 2027 Annual Meeting pursuant to the Bylaws and the Exchange Act and the rules and regulations promulgated thereunder or (y) the date that is ninety (90) calendar days prior to the first anniversary of the 2026 annual Stockholder Meeting (the “Termination Date”).

(b) If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 9 and Sections 10 through 15 shall survive the termination of this Agreement.

10. Expenses and Other Agreements.

(a) The Company shall reimburse Mr. Wintemute for previously unreimbursed out-of-pocket costs, fees and expenses (including attorney’s fees and other legal expenses and expenses related to the engagement of other advisors and consultants) incurred by Mr. Wintemute prior to the date hereof in connection with the Transition Agreement (as defined below), nomination for election to the Board at the 2025 Annual Meeting, the negotiation and execution of this Agreement and related matters, in an aggregate amount not to exceed $325,000. Such reimbursement shall be paid within ten (10) Business Days following the receipt by the Company of reasonable documentation evidencing in the aggregate such out-of-pocket expenses. Except for the preceding reimbursement, each party shall bear his or its own respective costs and expenses in connection with the matters contemplated under this Agreement.

(b) The Parties entered into that certain Transition Agreement the July 3, 2024 (the “Transition Agreement”). Consistent with the Transition Agreement, the Company shall pay Mr. Wintemute $14,557 pursuant to Section 2(b) of the Transition Agreement on the same schedule as such similar payments are paid to Company employees.

(c) The reimbursement to Mr. Wintemute under Section 6(c)(4) of the Transition Agreement shall apply to executive level outplacement assistance or other expenses incurred by Mr. Wintemute in connection with post-employment business activities. Except as expressly modified herein, the Transition Agreement remains in full force and effect.

(d) The Company shall pay to Mr. Wintemute an amount in cash equal to $1,280.09 in respect of all amounts submitted prior to the date of this Agreement by Mr. Wintemute for reimbursement pursuant to the Company’s standard reimbursement practices for members of the Board within ten (10) Business Days following the date of this Agreement.

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: American Vanguard Corporation 4695 MacArthur Court, Suite 1200 Newport Beach, CA 92660 Attn: Timothy J. Donnelly Email: TimD@amvac.com with a copy (which shall not constitute notice) to:

Matthew O’Loughlin

Stephen D. Hibbard

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067-3010

Email: MOLoughlin@proskauer.com

SHibbard@proskauer.com

If to Mr. Wintemute: 31101 Hamilton Trail Trabuco Canyon, California 92679 Email: ericwintemute7@gmail.com with a copy (which shall not constitute notice) to:

Andrew Freedman

Dorothy Sluszka

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Email: afreedman@olshanlaw.com

dsluszka@olshanlaw.com

12. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

14. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Mr. Wintemute, as applicable; provided, further, that, for purposes of this Agreement, Mr. Wintemute and the Company shall not be Affiliates or Associates of one another; (b) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (d) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other extraordinary transaction involving the Company or any of its subsidiaries, or any transaction that would result in a change in control of the Company or its subsidiaries or the sale of substantially all of the assets of the Company or its subsidiary; (e) the term “Legal Proceeding” means any arbitration, action, suit or similar proceeding of any nature, in law or in equity, by or before any governmental authority or arbitrator; (f) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (h) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (i) the term “Third Party” with respect to any person, any person that is not a controlled Affiliate of such Person . In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15. Miscellaneous.

(a) This Agreement and the Transition Agreement (to the extent not amended or superseded by the terms of this Agreement) contain the entire agreement between the parties and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

AMERICAN VANGUARD CORPORATION

By:	/s/ Timothy J. Donnelly
Timothy J. Donnelly
Chief Information Officer, General Counsel & Secretary

ERIC G. WINTEMUTE

By:	/s/ Eric G. Wintemute